Exhibit 10.10

AFFYMAX, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between ARLENE MORRIS (“Executive”) and AFFYMAX, INC. (the “Company”), effective as of December 17, 2008 (the “Effective Date”).

WHEREAS, the Company retains the services of Executive pursuant to that certain Employment Agreement dated June 10, 2003 (the “Employment Agreement”) and the Company and Executive hereby wish to amend and restate the Employment Agreement in its entirety as provided herein;

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to continue to provide Executive with certain compensation and benefits in return for her services;

WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Position.  Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Executive Officer (“CEO”) and Executive hereby continues to accept such employment which commenced as of July 9, 2003 (the “Employment Date”).  During the term of her employment with the Company, Executive will devote her best efforts and substantially all of her business time and attention to the business of the Company (except for vacation periods and reasonable periods of illness or other incapacity as permitted by the Company’s general employment policies).  The Company will provide Executive with reasonable administrative support, and agrees to offer employment to Executive’s current administrative assistant.

1.2          Duties and Location.  Executive shall perform such duties as are customarily associated with her position as CEO, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (the “Board”).  Executive will report to the Board.  Executive’s primary office location shall be the Company’s corporate headquarters, currently located in Palo Alto, California.  The Company reserves the right to reasonably require Executive to perform her duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

1.3          Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, which the Company may change from time to time, and Executive will be expected to abide by such Company policies and practices.

2.             COMPENSATION AND BENEFITS.

2.1          Base Salary.  As of the Effective Date, Executive shall receive, for services to be rendered hereunder, a base salary at an annualized rate of $511,218, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  Such salary shall be reviewed annually and may be increased as approved by the Board.

2.2          Bonus Potential.  Executive shall be eligible to receive an annual incentive bonus to be paid less standard payroll deductions and withholdings.  The Board will reasonably determine the amount of the bonus, if any, based on the Company’s attainment of specific corporate objectives and on Executive’s attainment of personal objectives, to be established in the reasonable discretion of the Board after consultation with Executive.  As of the Effective Date, Executive’s target bonus potential will be fifty percent (50%) of Executive’s base salary.  Each year, the Board will determine Executive’s target bonus potential as a percentage of Executive’s base salary.

2.3          Equity Awards.  The Board will grant equity awards to Executive in its sole discretion.

2.4          Employee Benefits.  Executive shall be entitled to all benefits, including but not limited to health and disability benefits, for which Executive is eligible under the terms and conditions of the standard Company benefits plans which may be in effect from time to time and provided by the Company to its officers.  Details about these benefits are set forth in summary plan descriptions and other materials available to Executive.  In addition, Executive will accrue paid time off at the rate of five (5) weeks per full year of employment, in accordance with the terms, conditions and limitations of the Company’s paid time off policies.  Executive will begin to accrue paid time off effective as of the Employment Date.

2.5          Prior Employment Agreement.    The Company acknowledges the obligations to Executive pursuant to Sections 2.2 (Bonus Potential), 2.3 (Signing Bonus), 2.4 (Stock Option Grant) and 2.5 (Employee Benefits) of the Employment Agreement.

3.             PROPRIETARY INFORMATION AGREEMENT.

As a condition of her employment, Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit A.

4.             OUTSIDE ACTIVITIES.

4.1          Non-Company Activities.  Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge her duties and responsibilities to the Company.  Executive may engage in civic and not-for-profit activities, and participate in trade or professional organizations, so long as such activities do not materially interfere with the performance of her duties hereunder.

4.2          No Adverse Interests.  Except as permitted by Section 4.3, during her employment Executive agrees not to acquire, assume, participate in, or render services to, directly or indirectly, any position, investment or interest known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3          Noncompetition.  During the term of her employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by her to compete with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as her direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.             NONINTERFERENCE.       While employed by the Company, and for one (1) year immediately following the employment termination date, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting,  inducing, encouraging, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other person or entity.

6.             THIRD PARTY AGREEMENTS AND INFORMATION.  Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform her duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be utilized in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7.             TERMINATION OF EMPLOYMENT.

7.1          At-Will Relationship.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

7.2          Involuntary Termination.  In the event of an Involuntary Termination (defined below), and provided that Executive first properly executes and does not revoke or attempt to revoke a general release of all known and unknown claims in favor of the Company, and its affiliates, employees, and agents in a form acceptable to the Company, Executive shall be entitled to receive the following severance benefits (the “Severance Benefits”): (i) a lump sum cash severance payment equal to twelve (12) months of Executive’s then current annual base salary, less applicable withholdings and deductions; (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will pay Executive’s COBRA premiums sufficient to maintain her group health insurance coverage in effect as of the date of the Involuntary Termination for twelve (12) months following the Involuntary Termination, provided that the Company’s obligation to continue to pay Executive’s COBRA premiums hereunder will cease upon Executive’s eligibility for group health insurance coverage through a new employer; and (iii) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the Involuntary Termination or the expiration of the term of any such option, whichever occurs earlier.  Executive’s entitlement to receive the Severance Benefits is not conditioned on the occurrence of a Corporate Transaction.

7.3          Other Resignation or Termination.  If Executive’s employment ends due to a resignation or termination that does not qualify as an Involuntary Termination, Executive shall be entitled to receive her base salary, and her accrued but unused paid time off earned through the date of termination; and Executive will not be entitled to receive any additional compensation or benefits (including the Severance Benefits), with the exception of any vested rights she may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

7.4          Termination for Death or Disability.  If Executive’s employment terminates due to Executive’s death or Disability (defined below), Executive will be entitled to: (i) receive any accrued but unused paid time off and salary earned through the date of termination of employment; (ii) the vesting of Executive’s then-outstanding equity awards will be accelerated so that upon the termination, Executive is vested in an additional twenty-five percent (25%) of the shares subject to such equity awards, if any such amount remains unvested; and (iii) Executive will have the ability to exercise any of Executive’s vested stock option shares until one (1) year following the termination date or the expiration of the term of any such option, whichever occurs earlier.  In such event, Executive shall be entitled to no additional compensation or benefits (including the Severance Benefits), except as may be required by law or in accordance with the Company’s benefit plans.  In the event that Executive’s employment is terminated due to Disability, the benefits provided under this Section 7.4 shall be conditioned upon the Company’s receipt of a general release, which Executive has executed and does not revoke or attempt to revoke, of all claims known and unknown, in favor of the Company and its affiliates, employees, and agents, in a form acceptable to the Company.

7.5          Involuntary Termination Following a Corporate Transaction.  In the event of an Involuntary Termination within twelve (12) months immediately following a Corporate Transaction (defined below), in lieu of the Severance Benefits (provided in Section 7.2 herein), Executive will receive the following benefits (the

“Corporate Transaction Benefits”):  (i) a lump sum cash severance payment equal to eighteen (18) months of Executive’s then current annual base salary, less applicable withholdings and deductions; (ii) a lump sum cash severance payment equal to one and a half (1½) times Executive’s annual target bonus potential, less applicable withholdings and deductions; (iii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive’s COBRA premiums sufficient to maintain her group health insurance coverage in effect as of the date of the Involuntary Termination for twelve (12) months following the Involuntary Termination, provided that the Company’s obligation to continue to pay Executive’s COBRA premiums hereunder will cease immediately upon Executive’s eligibility for equivalent group health insurance coverage through a new employer; (iv) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the Involuntary Termination or the expiration of the term of any such option, whichever occurs earlier; and (v) the vesting of all of Executive’s outstanding equity awards shall be accelerated so that they vest in full and the Company’s right to repurchase any earlier exercised shares, if applicable, shall lapse.  As a condition precedent to Executive’s receipt of the Corporate Transaction Benefits, Executive must properly execute, and not revoke or attempt to revoke, a general release of all known and unknown claims in favor of the Company, and its affiliates, employees, agents, and successors in a form acceptable to the Company or the successor entity, as applicable.

7.6          Definitions.  For the purposes of this Agreement, the following definitions shall apply:

(a)           Corporate Transaction.  A “Corporate Transaction” shall mean any of the following:

(i)            a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii)           the sale, transfer or other disposition of all or substantially all of the Company’s assets approved by the Company’s stockholders; or

(iii)         a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Employment Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by at least one-half (1/2) of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

(b)           Involuntary Termination.  Involuntary Termination means the termination of Executive’s employment resulting in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) by reason of any of the following:

(i)            Executive’s involuntary dismissal or discharge by the Company for reasons other than for Misconduct; or

(ii)           Executive’s voluntary resignation following (A) a material reduction in Executive’s duties, responsibilities or authority or the level of management to which she reports, (B) a reduction in Executive’s base compensation by more than ten percent (10%), (C) a reduction in Executive’s target bonus potential pursuant to Section 2.2 hereof by more than twenty percent (20%), or (D) a relocation of Executive’s primary office location by more than thirty-five (35) miles, provided and only if such reduction or relocation is effected by the Company without Executive’s consent; provided, further, that such an Involuntary Termination based on one or more of the foregoing conditions may not occur unless: (x) Executive provides the Company with written notice (the “Constructive Termination Notice”) that Executive believes that a condition described in this Section 7.6(b)(ii) has occurred, (y) the Constructive Termination Notice is given within ninety (90) days following the date of the initial occurrence of the condition, and (z) the Company does not rescind or cure the conduct giving rise to the condition described in this Section 7.6(b)(ii) within thirty (30) days following receipt by the Company of the Constructive Termination Notice.

(c)           Misconduct.  Misconduct means the commission of any act of fraud, embezzlement or dishonesty by Executive, any material breach of the Proprietary Information and Inventions Agreement, or any other intentional misconduct by Executive Adversely affecting the business or affairs of the Company (or any parent, subsidiary or affiliate) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Company (or any parent or subsidiary) to discharge or dismiss Executive or any other person in the service of the Company (or any parent or subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Misconduct.

(d)           Disability.  Disability means a physical or mental infirmity which impairs Executive’s ability to substantially perform her duties under this Agreement and which continues for a period of at least one hundred eighty (180) consecutive days.

8.             TAX PROVISIONS.

8.1          Gross-Up Payment.

(a)           Subject to the possible limitation set forth in Section 8.1(b) below, if any payment or benefit received or to be received by Executive in connection with a Corporate Transaction or otherwise (“Payment”) would subject Executive to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Executive shall be entitled to receive an additional payment from the Company, in an amount not to exceed five hundred thousand dollars ($500,000) (the “Gross-Up Payment”), such that after the payment of all taxes (including, without limitation, any income or employment taxes, any interest or penalties imposed with respect to such taxes, and any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, Executive shall retain an amount equal to the full Excise Tax.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have (i) paid federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (ii) paid federal employment taxes at Executive’s actual marginal rate for the calendar year in which the Gross-Up Payment is to be made; and (iii) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Except as otherwise provided herein, Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.  Notwithstanding any other provision in Section 8.1, the aggregate amount of the Gross-Up Payment shall not exceed five hundred thousand dollars ($500,000).

(b)           Notwithstanding the foregoing, the amount of the Payment when aggregated with the Gross-Up Payment (the “Total Parachute Payments”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Total Parachute Payments that would result in no portion of the Total Parachute Payments being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Total Parachute Payments, whichever amount referenced in the foregoing (i) or (ii), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Total Parachute Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Total Parachute Payments equals the Reduced Amount, reduction shall occur in a manner necessary to provide Executive with the greatest economic benefit.  If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(c)           The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall make all determinations required to be made under this Section 8.1.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm (the “Accounting Firm”) required to be made hereunder.  The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(d)           As a result of the uncertainty in the application of Section

4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  If the Company exhausts its remedies pursuant to Section 8.1(e) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment, together with any additional penalties or interest thereon, shall be promptly paid by the Company to or for the benefit of Executive.

(e)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive has given such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)            Give the Company any information reasonably requested by the Company relating to such claim;

(ii)           Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)         Cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)          Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state, and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8.1(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or federal, state, and local income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, Executive shall not be required to extend the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due, other than an extension limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)            If, after the receipt by Executive of any amount paid by the Company relating to a Gross-up Payment pursuant to Section 8.1(a) hereof or advanced by the Company pursuant to Section 8.1(e) hereof, Executive becomes entitled to receive any refund with respect to such amounts, Executive shall (subject to the Company’s complying with the requirements of Section 8.1(e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8.1(e) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(g)           If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and Executive are required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required or the Company is permitted to make a recalculation with regard to stock options and elects to do so under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination.  If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to Executive within ten (10) business days of the receipt of the Accounting Firm’s determination.  If the redetermination of the Excise Tax results in a reduction of the Excise Tax, Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid.  If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of Section 8.1(e) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by Executive, participation by the Company in the proceedings and indemnification by the Company.  Upon receipt of any such refund, Executive shall promptly pay the amount of such refund to the Company.  If the amount of the income taxes otherwise payable by Executive in respect of the year in which Executive makes such payment to the Company is reduced as a result of such payment, Executive shall, no later than the filing of the income tax return in respect of such year, pay the amount of such tax benefit to the Company.  In the event there is a subsequent redetermination of Executive’s income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to Executive the amount of such reduction.  If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount.  Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by her as a result of paying to the Company the amount of the initial tax benefit.

(h)           In the event that the Excise Tax is subsequently determined to be less than initially determined, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied initially in calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm; provided that the amount of required repayment by Executive shall be reduced, as the Accounting Firm may determine, in order to avoid putting Executive in a worse after-tax position than Executive would have enjoyed had the amount of Excise Tax been correctly determined in the first instance, such determination to be made on a basis consistent with the intention of this Section 8.1, which is to make Executive whole on an after-tax basis on account of any Excise Tax (including related interest and penalties) up to an aggregate amount of five hundred thousand dollars ($500,000).  Executive and the Company shall each have the right at all times to have the Accounting Firm review and confirm or revise earlier calculations.

8.2          Compliance with Section 409A.  All payments provided under this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Any lump sum cash severance payment pursuant to Sections 7.2 or 7.5 shall be paid as soon as practicable following Executive’s Involuntary Termination, but in event no later than March 15th of the calendar year following such Involuntary Termination.  It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.  Amounts paid in connection with group health insurance coverage pursuant to COBRA under Sections 7.2(ii) or 7.5(ii) pursuant are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  Amounts paid pursuant to Sections 8.1(a), 8.1(d) and 8.1(h) shall be paid as soon as practicable, but no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.  Amounts paid pursuant to Sections 8.1(e) and 8.1(g) shall be paid no later than the end of Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

9.             GENERAL PROVISIONS.

9.1          Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by certified or registered mail, return receipt requested, to the Company at its primary office location and to Executive at her address as listed on the

Company’s payroll.

9.2          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

9.3          Waiver.  No waiver of any term or provision of this Agreement shall be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought.  In the case of the Company, such waiver must be signed by at least one (1) member of the Board.  In addition, if either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.4          Complete Agreement.  This Agreement, including all exhibits and agreements expressly incorporated by reference, constitutes the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter hereof, and supersedes all prior and contemporaneous written or oral agreements, understandings, promises, or representations related to such subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument approved by the Board and signed by Executive and a duly authorized member of the Board.

9.5          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Signatures transmitted via facsimile shall be deemed the equivalent of originals.

9.6          Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.7          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Executive and the Company, and their respective successors, assigns, heirs, executors and administrators; except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

9.8          Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within the State of California.

9.9          Right To Work.  As required by law, this Agreement is subject to satisfactory proof of Executive’s right to work in the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

AFFYMAX, INC.

By:	/s/ Paul B. Cleveland	Date:	12-18-08
Paul B. Cleveland
Executive Vice President, Corporate Development
and Chief Financial Officer

ARLENE MORRIS

/s/ Arlene M. Morris		Date:	12-17-2008
Signature

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

RELEASE AGREEMENT